EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-73008, 333-74336, 333-81704 and 333-81696) of LogicVison, Inc. of our report dated January 17, 2003 relating to the financial statements and the financial statement schedule, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California

March 10, 2003